Exhibit 99.1

Neuronetics Reports Record Fourth Quarter and Record Full Year 2023 Financial and Operating Results

MALVERN, PA., March 5, 2024 – Neuronetics, Inc. (NASDAQ: STIM) (the “Company” or “Neuronetics”) a commercial stage medical technology company with a strategic vision of transforming the lives of patients whenever and wherever they need help, with the best neurohealth therapies in the world, today announced its financial and operating results for the fourth quarter and full year of 2023.

Fourth Quarter 2023 Highlights

●	Fourth quarter 2023 revenue of $20.3 million, a 12% increase as compared to the fourth quarter 2022
●	U.S. NeuroStar Advanced Therapy system revenue of $4.5 million, in the quarter, the Company shipped 59 systems
●	Achieved record U.S. treatment session revenue of $14.9 million in the fourth quarter 2023
●	Local consumable treatment session revenue increased by over 33% versus the fourth quarter 2022
●	The Company generated positive cash flow of approximately $1.5 million in the fourth quarter 2023, ending 2023 with cash and cash equivalents at approximately $60 million

Full Year 2023 Highlights

●	Full year 2023 revenue of $71.3 million, a 9% increase as compared to full year 2022
●	Full year 2023 U.S. treatment session revenue of $50.9 million

Recent Operational and Marketing Highlights

●	Launched first cohort within the “Better Me Guarantee Provider” pilot program in January 2024
●	Magellan, BlueCross BlueShield of Kansas City, Dean Health Plan, and Lucet Health updated their healthcare policies, reducing the number of antidepressant medication attempts from four down to two prior to transcranial magnetic stimulation (TMS) treatment eligibility
●	Achieved milestone of over 169,000 global patients treated with 6.1 million treatment sessions

“We wrapped up an exciting 2023 with a strong fourth quarter. We continued to see improving utilization trends coming as a direct results of the many educational and training initiatives we have instituted over the past 18 months. Importantly, the utilization within our local consumable customers grew by over 20% in the quarter, and we saw improving performance at Greenbrook sites,” said Keith J. Sullivan, President and Chief Executive Officer of Neuronetics. “We are very excited about 2024. Beyond the maturation of our existing commercial intiatives, we officially launched our first Better Me Guarantee Provider pilot cohort in late January. With 100 customer sites included in this cohort, we have over 160 sites who are on track to be eligible to participate in the next phases of the program in April 2024. We believe the rigiourous set of standards that BMGP participants agree to will help these sites identify more patients in need, who can ultimately benefit from treatment using NeuroStar.”

Fourth Quarter 2023 Financial and Operating Results for the Three Months Ended December 31, 2023

	Revenues by Geography
	Three Months Ended December 31,
	2023	2022
	Amount	Amount	% Change

	(in thousands, except percentages)
U.S.	$19,872	$17,513	13%
International	442	685	(35)%
Total revenues	$20,314	$18,198	12%

Total revenue for the three months ended December 31, 2023, was $20.3 million, an increase of 12% compared to the revenue of $18.2 million in the fourth quarter of 2022. During the quarter, total U.S. revenue increased by 13% and international revenue decreased by 35% over the fourth quarter of 2022. The U.S. growth was primarily driven by an increase in NeuroStar treatment session sales.

	U.S. Revenues by Product Category
	Three Months Ended December 31,
	2023	2022
	Amount	Amount	% Change

	(in thousands, except percentages)
NeuroStar Advanced Therapy System	$4,524	$4,616	(2)%
Treatment sessions	14,878	$12,450	20%
Other	470	$447	5%
Total U.S. revenues	$19,872	$17,513	13%

	U.S. NeuroStar Advanced Therapy System
	Revenues by Type
	Three Months Ended December 31,
	2023	2022
	Amount	Amount	% Change

	(in thousands, except percentages)
NeuroStar capital	$4,376	$4,371	0%
Operating lease	38	43	(12)%
Other	110	202	(46)%
Total U.S. NeuroStar Advanced Therapy system revenues	$4,524	$4,616	(2)%

U.S. NeuroStar Advanced Therapy system revenue for the three months ended December 31, 2023, was $4.5 million. For the three months ended December 31, 2023, and 2022, the Company shipped 59 and 58 systems, respectively.

U.S. treatment session revenue for the three months ended December 31, 2023, was $14.9 million, an increase of 20% compared to the revenue of $12.5 million in the fourth quarter of 2022. The revenue growth was primarily driven by an increase in utilization, in particular within our local consumable customer division.

In the fourth quarter of 2023, U.S. treatment session revenue per active site was $13,238 compared to $11,500 in the fourth quarter of 2022.

Gross margin for the fourth quarter of 2023 was 77.6%, an increase of approximately 170 basis points from the fourth quarter of 2022 gross margin of 75.9%.

Operating expenses during the fourth quarter of 2023 were $20.2 million, a decrease of $1.3 million, or 6.2%, compared to $21.5 million in the fourth quarter of 2022.

Net loss for the fourth quarter of 2023 was $(5.4) million, or $(0.19) per share, as compared to the fourth quarter 2022 net loss of $(8.3) million, or $(0.30) per share. Net loss per share was based on 29,048,367 and 27,207,184 weighted-average common shares outstanding for the fourth quarters of 2023 and 2022, respectively.

EBITDA for the fourth quarter of 2023 was $(3.0) million as compared to the fourth quarter of 2022 EBITDA of $(6.5) million. See the accompanying financial table that reconciles EBITDA, which is a non-GAAP financial measure, to net loss.

In the fourth quarter, the Company achieved a significant milestone by generating positive cash flow for the first time in company history. The Company generated $1.5 million in cash, which was achieved earlier than previously expected as the company continued to reap the benefits of strong revenue growth combined with improving margins and expense management efforts.

Full year Financial and Operating Results

	Revenues by Geography
	Year ended December 31,
	2023	2022
	Amount	Amount	% Change

	(in thousands, except percentages)
U.S.	$69,336	$63,406	9%
International	2,012	1,800	12%
Total revenues	$71,348	$65,206	9%

Total revenue increased by $6.1 million or 9%, from $65.2 million of the year ended December 31, 2022 to $71.3 million for the year ended December 31, 2023. For the period ended December 31, 2023, U.S.revenue increased by 9% and international revenue increased by 12% over the comparative period year period. The U.S. revenue growth was primarily due to an increase in U.S. treatment session revenue and the international revenue growth was primarily driven by an increase in treatment session revenue.

	U.S. Revenues by Product Category
	Year ended December 31,
	2023	2022
	Amount	Amount	% Change

	(in thousands, except percentages)
NeuroStar Advanced Therapy System	$16,460	$16,575	(1)%
Treatment sessions	50,896	45,077	13%
Other	1,980	1,754	13%
Total U.S. revenues	$69,336	$63,406	9%

	U.S. NeuroStar Advanced Therapy System
	Revenues by Type
	Year ended December 31,
	2023	2022
	Amount	Amount	% Change

	(in thousands, except percentages)
NeuroStar capital	$15,805	$15,792	0%
Operating lease	162	$222	(27)%
Other	493	$561	(12)%
Total U.S. NeuroStar Advanced Therapy system revenues	$16,460	$16,575	(1)%

U.S. NeuroStar Advanced Therapy system revenue decreased marginally by $0.1 million or 1%, in the year ended December 31, 2023 compared to the year ended December 31, 2022. For the period ended December 31, 2023 and 2022, the Company shipped 205 and 213 systems, respectively.

U.S. treatment session revenues increased by 13% from $45.1 million for the year eded December 31, 2022 to $50.9 million for the year ended December 31, 2023. The revenue growth was primarily driven by an increase in utilization, in particular within our local consumable customer division.

Gross margin for the full year 2023 were 72.5%, a decrease of approximately 380 basis points from the full year 2022 gross margin of 76.3%. The decline in gross margin was driven by a $1.9 million inventory impairment for specialized component parts secured for discontinued NeuroStar Advanced Therapy Systems for which cost exceeds net realizable value and one-time expenses relating to our transition to a new contract manufacturer. Without these expenses, gross margin would have been 76.2%.

Operating expenses during the full year 2023 was $82.3 million, a decrease of $2.5 million, or 2.9% compared to $84.8 million in the full year 2022. The decrease was primarily due to reduced spending in marketing on a new brand development initiative completed in 2022, and the discontinuation of a retention program to sales personnel in 2022, resulting in a decrease in sales personnel expense.

Net loss for the full year 2023 was $(30.2) million, or $(1.05) per share, as compared to full year 2022 net loss of $(37.2) million, or $(1.38) per share. Net loss per share was based on 28,657,819 and 26,900,239 weighted-average common shares outstanding for the years ended 2023 and 2022, respectively. There were 29,091,267 shares outstanding as of December 31, 2023.

EBITDA for the full year 2023 was $(22.8) million compared to $(31.3) million for the full year 2022. The decrease in EBITDA is primarily due to the decrease in net loss in the current period compared to the comparative prior period. See the accompanying financial table that reconciles EBITDA, which is a non-GAAP financial measure, to net loss.

Cash and cash equivalent were $59.7 million as of December 31, 2023. This compares to cash and cash equivalents of $70.3 million as of December 31, 2022.

Launched First Cohort of Customers within the Better Me Guarantee Provider Pilot Program

Following its pilot launch during late 2023, the Company launched its first official pilot cohort within the The Better Me Guarantee Provider program (BMGP), which consisted of approximately 100 customer sites in January of 2024. The BMGP program creates a nationwide network of accounts, that are committed to meeting certain standards of patient care and responsiveness developed in collaboration with medical experts. Regardless of practice size or tenure, this program aims to address reported responsiveness issues and lack of knowledge of transcranial magnetic stimulation (“TMS”) therapy that have negatively impacted patient access to quality care. Participating providers agree to attend NeuroStar University, ensure that office phones are answered during business hours, advise patients of the benefits of treating to the full course of 36 sessions when medically appropriate, assign medical personnel to promptly respond to PHQ-10 assessments, and update websites and social media platforms to include NeuroStar TMS therapy as a treatment option. In 2024, Company plans to continue its measured pilot roll-out, with new providers slated for inclusion in April 2024 as well as other dates during the year

Healthcare Policy Updates

Between November 2023 and February 2024, Magellan, BlueCross BlueShield of Kansas City, Dean Health Plan, and Lucet Health have updated their criteria to enhance patient access to NeuroStar. These policy updates reduce the mandatory number of antidepressant medication attempts from four to two prior to TMS eligibility. Additionally, Dean Health Plan has eliminated the requirement for a prior trial of psychotherapy. These modifications signify an advancement in mental health coverage. By removing barriers and facilitating earlier access to treatments such as NeuroStar.

Business Outlook

For the first quarter of 2024, the Company expects total worldwide revenue between $16.7 million and $17.7 million.

For the full year 2024, the Company expects total worldwide revenue to be between $78.0 million and $80.0 million.

For the full year 2024, the Company expects total operating expenses to be between $80.0 million and $84.0 million.

Webcast and Conference Call Information

Neuronetics’ management team will host a conference call on March 5, 2024, beginning at 8:30 a.m. Eastern Time.

The conference call will be broadcast live in listen-only mode via webcast at https://edge.media-server.com/mmc/p/7cha7jae. To listen to the conference call on your telephone, participants may register for the call here. While it is not required, it is recommended you join 10 minutes prior to the event start.

About Neuronetics

Neuronetics, Inc. believes that mental health is as important as physical health. As a global leader in neuroscience, Neuronetics is redefining patient and physician expectations with its NeuroStar Advanced Therapy for Mental Health. NeuroStar is a non-drug, noninvasive treatment that can improve the quality of life for people suffering from neurohealth conditions when traditional medication hasn’t helped. NeuroStar is FDA-cleared for adults with major depressive disorder (“MDD”), as an adjunct for adults with obsessive-compulsive disorder, and to decrease anxiety symptoms in adult patients with MDD that may exhibit comorbid anxiety symptoms (anxious depression). NeuroStar Advanced Therapy is the leading TMS treatment for MDD in adults with over 5.9 million treatments delivered. NeuroStar is backed by the largest clinical data set of any TMS treatment system for depression, including the world’s largest depression outcomes registry. Neuronetics is committed to transforming lives by offering an exceptional treatment that produces extraordinary results. For safety information and indications for use, visit NeuroStar.com.

“Safe harbor” statement under the Private Securities Litigation Reform Act of 1995:

Statements in the press release regarding the Company that are not historical facts constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may be identified by terms such as “outlook,” “potential,” “believe,” “expect,” “plan,” “anticipate,” “predict,” “may,” “will,” “could,” “would” and “should” as well as the negative of these terms and similar expressions. These statements include those relating to the Company’s business outlook and current expectations for upcoming quarters and fiscal year 2023, including with respect to revenue, expenses, growth, and any statements of assumptions underlying any of the foregoing items. These statements are subject to significant risks and uncertainties and actual results could differ materially from those projected. The Company cautions investors not to place undue reliance on the forward-looking statements contained in this release. These risks and uncertainties include, without limitation, risks and uncertainties related to: the impact of public health crises on the Company’s operations, manufacturing and supply chain interruptions or delays; the Company’s ability to execute its business strategy; the Company’s ability to achieve or sustain profitable operations due to its history of losses; the Company’s reliance on the sale and use of its NeuroStar Advanced Therapy system to generate revenues; the scale and efficacy of the Company’s salesforce; the Company’s ability to retain talent; availability of coverage and reimbursement from third-party payors for treatments using the Company’s products; physician and patient demand for treatments using the Company’s products; developments in competing technologies and therapies for the indications that the Company’s products treat; product defects; the Company’s ability to obtain and maintain intellectual property protection for its technology; developments in clinical trials or regulatory review of NeuroStar Advanced Therapy system for additional indications; developments in regulation in the U.S. and other applicable jurisdictions; our ability to successfully roll-out our Better Me Guarantee Provider Program on the planned timeline; our self-sustainability and existing cash balances; and our ability to achieve cash flow break-even on a full-year basis in 2025. For a discussion of these and other related risks, please refer to the Company’s recent filings with the U.S. Securities and Exchange Commission (the “SEC”), which are available on the SEC’s website at www.sec.gov. These forward-looking statements are based on the Company’s expectations and assumptions as of the date of this press release. Except as required by law, the Company undertakes no duty or obligation to update any forward-looking statements contained in this press release as a result of new information, future events, or changes in the Company’s expectations.

Investor Contact:

Mike Vallie or Mark Klausner

Westwicke Partners

443-213-0499

ir@neuronetics.com

Media Contact:

EvolveMKD

646-517-4220

NeuroStar@evolvemkd.com

NEURONETICS, INC.

Statements of Operations

(In thousands, except per share data)

	Three Months ended		Year ended
	December 31,		December 31,
	2023	2022	2023	2022
Revenues	$20,314	$18,198	$71,348	$65,206
Cost of revenues	4,543	4,389	19,643	15,483
Gross Profit	15,771	13,809	51,705	49,723
Operating expenses:
Sales and marketing	11,716	12,005	47,318	49,982
General and administrative	6,276	6,391	25,426	25,516
Research and development	2,206	3,139	9,515	9,336
Total operating expenses	20,198	21,535	82,259	84,834
Loss from Operations	(4,427)	(7,726)	(30,554)	(35,111)
Other (income) expense:
Interest expense	1,843	1,212	5,424	4,251
Other income, net	(893)	(649)	(5,789)	(2,203)
Net Loss	$(5,377)	$(8,289)	$(30,189)	$(37,159)
Net loss per share of common stock outstanding, basic and diluted	$(0.19)	$(0.30)	$(1.05)	$(1.38)
Weighted-average common shares outstanding, basic and diluted	29,048	27,207	28,658	26,900

NEURONETICS, INC.

Balance Sheets

(In thousands, except per share data)

	December 31,	December 31,
	2023	2022
Assets
Current assets:
Cash and cash equivalents	$59,677	$70,340
Accounts receivable, net	15,782	13,591
Inventory	8,093	8,899
Current portion of net investments in sales-type leases	905	1,538
Current portion of prepaid commission expense	2,514	1,997
Current portion of note receivables	2,056	230
Prepaid expenses and other current assets	4,766	2,174
Total current assets	93,793	98,769
Property and equipment, net	2,009	1,991
Operating lease right-of-use assets	2,773	3,327
Net investments in sales-type leases	661	1,222
Prepaid commission expense	8,370	7,568
Long-term notes receivable	3,795	362
Other assets	4,430	3,645
Total assets	$115,831	$116,884
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$4,752	$2,433
Accrued expenses	12,595	14,837
Deferred revenue	1,620	1,980
Current portion of operating lease liabilities	845	824
Current portion of long-term debt, net	—	13,125
Total current liabilities	19,812	33,199
Long-term debt, net	59,283	22,829
Deferred revenue	200	829
Operating lease liabilities	2,346	2,967
Total liabilities	81,641	59,824
Commitments and contingencies (Note 17)	—	—
Stockholders’ equity:
Preferred stock, $0.01 par value: 10,000 shares authorized; no shares issued or outstanding on December 31, 2023 and December 31, 2022	—	—
Common stock, $0.01 par value: 200,000 shares authorized; 29,092 and 27,268 shares issued and outstanding on December 31, 2023 and December 31, 2022, respectively	291	273
Additional paid-in capital	409,980	402,679
Accumulated deficit	(376,081)	(345,892)
Total Stockholders’ equity	34,190	57,060
Total liabilities and Stockholders’ equity	$115,831	$116,884

NEURONETICS, INC.

Statements of Cash Flows

(In thousands)

	Year ended December 31,
	2023	2022
Cash flows from Operating activities:
Net loss	$(30,189)	$(37,159)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	2,006	1,648
Allowance for credit losses	390	341
Inventory impairment	1,905	—
Share-based compensation	7,319	8,746
Non-cash interest expense	634	709
Cost of rental units purchased by customers	—	92
Changes in certain assets and liabilities:
Accounts receivable, net	(8,831)	(6,658)
Inventory	(1,098)	(2,587)
Net investment in sales-type leases	1,193	1,114
Prepaid commission expense	(1,319)	(1,243)
Prepaid expenses and other assets	(2,845)	786
Accounts payable	2,029	(1,968)
Accrued expenses	(2,243)	6,604
Deferred revenue	(989)	(1,164)
Net Cash Used in Operating Activities	(32,038)	(30,739)

Cash Flows from Investing Activities:
Purchases of property and equipment and capitalized software	(2,369)	(3,269)
Repayment of notes receivable	1,047	10,000
Net Cash (Used in) Provided by Investing Activities	(1,322)	6,731

Cash Flows from Financing Activities:
Payments of debt issuance costs	(1,104)	(91)
Proceeds from issuance of long-term debt	25,000	—
Repayment of long-term debt	(1,200)	—
Proceeds from exercises of stock options	1	298
Net Cash Provided by (Used in) Financing Activities	22,697	207
Net Decrease in Cash and Cash Equivalents	(10,663)	(23,801)
Cash and Cash Equivalents, Beginning of Period	70,340	94,141
Cash and Cash Equivalents, End of Period	$59,677	$70,340

Non-GAAP Financial Measures (Unaudited)

EBITDA is not a measure of financial performance under generally accepted accounting principles in the U.S. (“GAAP”), and should not be construed as a substitute for, or superior to, GAAP net loss. However, management uses both the GAAP and non-GAAP financial measures internally to evaluate and manage the Company’s operations and to better understand its business. Further, management believes the addition of the non-GAAP financial measure provides meaningful supplementary information to, and facilitates analysis by, investors in evaluating the Company’s financial performance, results of operations and trends. The Company’s calculation of EBITDA may not be comparable to similarly designated measures reported by other companies, because companies and investors may differ as to what type of events warrant adjustment.

The following table reconciles reported net loss to EBITDA:

	Three Months ended		Year ended
	December 31,		December 31,
	2023	2022	2023	2022

	(in thousands)		(in thousands)
Net loss	$(5,377)	$(8,289)	$(30,189)	$(37,159)
Interest expense	1,843	1,212	5,424	4,251
Income taxes	—	—	—	—
Depreciation and amortization	503	604	2,006	1,648
EBITDA	$(3,031)	$(6,473)	$(22,759)	$(31,260)